Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Murphy USA Inc.:

We consent to the use of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Murphy USA Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated and combined income statements, statements of cash flows, and statements of changes in equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas
August 31, 2016